EXHIBIT 16.1

February 25, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549
U.S.A.

RE: Xodtec Group USA, Inc.

Dear Ladies and Gentlemen:

We are the former independent auditors for Xodtec Group USA, Inc. (the “Company”).  We have read the Company’s disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s Form 8-K dated February 25, 2010 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

/s/ Brock, Schechter & Polakoff, LLP